Exhibit 4.23

EXECUTION VERSION

JinkoSolar Holding Co., Ltd.

US$85,000,000 Principal Amount of 4.5% Convertible Senior Notes due 2024

PLACEMENT AGENT AGREEMENT

May 15, 2019

Credit Suisse (Hong Kong) Limited

Level 88 International Commerce Centre

1 Austin Road West

Kowloon

Hong Kong

Ladies and Gentlemen:

JinkoSolar Holding Co., Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), proposes to issue and sell to certain purchasers, pursuant to the terms and conditions of this Placement Agent Agreement (this “Agreement”) and the purchase agreement in the form of Appendix A attached hereto (the “Purchase Agreement”) to be entered into with each of the purchasers identified therein (each, a “Purchaser” and together, the “Purchasers”), an aggregate of US$85,000,000 principal amount of 4.5% Convertible Senior Notes due 2024 of the Company (the “Offered Securities”). The Company hereby confirms that Credit Suisse (Hong Kong) Limited will act as placement agent (the “Placement Agent”) and settlement agent (the “Settlement Agent”) in relation to the sale of the Offered Securities in accordance with the terms and conditions of this Agreement and the Purchase Agreement. The purchase, issuance, sale and delivery of the Offered Securities shall be made to non-U.S. persons outside of the United States pursuant to and in reliance upon Regulation S of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

1.             Agreement to Act as Placement Agent and Settlement Agent; Placement and Settlement of Securities. On the basis of the representations, warranties and agreements of the Company contained herein, and subject to all the terms and conditions of this Agreement, the Company and the Placement Agent agree as follows:

(a)            The Company hereby acknowledges that the Placement Agent acted as its sole and exclusive agents to solicit offers for the purchase of all or part of the Offered Securities from the Company in connection with the proposed private placement of the Offered Securities (the “Placement”). Until the Closing Date (as defined below), the Company shall not, without the prior written consent of the Placement Agent, solicit or accept offers to purchase the Offered Securities otherwise than through the Placement Agent.

(b)            The Company hereby acknowledges that the Placement Agent will use its commercially reasonable efforts to solicit offers to purchase the Offered Securities from the Company on the terms and subject to the conditions herein and in the Purchase Agreement. The Placement Agent will not have any liability to the Company in the event any such purchase is not consummated for any reason. Under no circumstances will the Placement Agent be obligated to underwrite or purchase any Offered Securities for their own account, though the Placement Agent may purchase Offered Securities should it chose to do so. In soliciting purchases of Offered Securities, the Placement Agent shall acted solely for the Company and shall not be deemed as principal.

(c)            Offers for the purchase of Offered Securities were solicited by the Placement Agent for the Company at such times and in such amounts as the Placement Agent deemed advisable. The Placement Agent communicated to the Company, orally or in writing, each reasonable offer to purchase Offered Securities received by them, and the Company shall have the sole right to accept offers to purchase the Offered Securities and may reject any such offer, in whole or in part. The Placement Agent has the right, in its sole discretion, without notice to the Company, to reject any offer to purchase Offered Securities received by them, in whole or in part, and any such rejection shall not be deemed a breach of this Agreement.

(d)            The Offered Securities are being sold to the Purchasers at a price set forth in the Purchase Agreement. The purchase of the Offered Securities by each Purchaser shall be evidenced by the execution of the Purchase Agreement by such Purchaser and the Company.

(e)            In connection with the Placement, the Settlement Agent will receive from the Purchasers cash payment in United States dollars for each Purchaser’s respective purchase of the Offered Securities as set out in the Purchase Agreement. The aggregate funds received by the Settlement Agent will be held in escrow by the Settlement Agent until the delivery by the Company of an executed and authenticated global note representing the Offered Securities issued by it (the “Global Note”), which will be deposited with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme (the “Common Depositary”) or its nominee and shall be credited to the account of the Settlement Agent. Promptly after all closing conditions have been satisfied pursuant to Section 3 herein and Section 2.4 of the Purchase Agreement, or waived in writing by the relevant party, the Global Note shall be delivered to the Common Depositary and the Settlement Agent shall remit all funds held in escrow, less the fees and expenses referred to in subsection 1(f) herein, to an account designated by the Company in writing to the Settlement Agent. The Settlement Agent will deliver the Global Note on a delivery versus payment basis, to the applicable accounts of the Purchasers as per the allotment list set for in the Schedule I to the Purchase Agreement. The Settlement Agent will not be responsible for and makes no representation as to the validity or adequacy of the Purchase Agreement. The Settlement Agent will have no obligation whatsoever to monitor the compliance of each Purchaser with their respective obligations under the Purchase Agreement nor will it be liable for the failure of the Purchasers to comply with their respective obligations under the Purchase Agreement, including the payment of the purchase price for the Offered Securities.

(f)            As compensation for services rendered as Placement Agent, on the Closing Date (as defined below) the Settlement Agent will be entitled to deduct from the amount transferred to the Company pursuant to subsection 1(e) herein an aggregate amount equal to 2.6% of the aggregate gross proceeds received from the sale of the Offered Securities in the Placement (the “Placement Fee”) as well as any out-of-pocket expenses. The Placement Agent may retain other brokers or dealers to act as sub-agents on its behalf in connection with the Placement, provided the fees for which shall be paid by the Placement Agent out of the Placement Fee and the Company shall not have any liability to such sub-agents. For the avoidance of doubt, the Company shall not be liable for any Placement Fee if the Placement is not completed on Closing Date. In addition, the Company agrees to reimburse the Placement Agent for its out-of-pocket expenses (including, without limitation, its travel, accommodation and communications expenses, roadshow and marketing expenses, overtime and meal expenses, printing, engraving cost and all charges in respect of document production, advertisement charges, delivery and the fees and disbursements of international, local and other legal counsels to the Placement Agent) incurred in connection with performing its obligations hereunder, regardless of whether the Placement is completed by Closing Date.

(g)           All payments by the Company due under this Agreement shall be made in United States dollars and the Company agrees that all amounts payable under this Agreement are exclusive of any current or future taxes or any other fees, expenses, assessment or charges of any kind (including but not limited to income tax (other than income tax that is imposed on the Placement Agent’s net income in the ordinary course of its business), value added tax, goods and services tax, transfer tax, business tax, foreign enterprise income tax, consumption tax, securities transaction tax, withholding tax, stamp duty and other documentary taxes or charges, and any other taxes and charges, and interest and penalties thereon), if applicable (collectively, “Taxes,” which for the avoidance of doubt, does not include income tax) and all amounts shall be paid free and clear of any deduction or withholding. The Company agrees that it shall be responsible for all Taxes as well as all compliance and regulatory obligations applicable to the Company which may arise from or in connection with this Agreement. If any Taxes shall be due, or if the Company shall be required by applicable law to make any deduction or withholding on account of any Taxes, or if any Tax is required to be paid by the Placement Agent on account of services performed hereunder, the Company agrees to pay to the Placement Agent such additional amounts as shall be required so that the net amount received by the Placement Agent from the Company after such deduction, withholding or payment shall equal the amount otherwise due to the Placement Agent hereunder. The Company shall promptly deliver to the Placement Agent all official tax receipts evidencing payment of the Taxes. The Placement Agent agrees to provide the Company with any and all forms or other documentation or information that the Company reasonably requests to enable the Company to minimize the amount of any such Taxes. The Company will indemnify the Placement Agent and hold them harmless against any Taxes on the creation, issuance and sale of the Offered Securities to the Purchasers and on the execution and delivery of this Agreement and any interest and penalties thereon.

2.             Representations and Warranties and Covenants by the Company. The Company shall be deemed to make all the representations and warranties to the Placement Agent that the Company has made to the Purchasers in Schedule II of the Purchase Agreement. The Company agrees that it will perform and comply with all the undertakings, covenants, agreements and other obligations set forth in the Purchase Agreement and related transaction documents between the Company and the Purchasers. The Company also agrees to furnish to the Placement Agent at Closing Date copies of the Purchase Agreement and certificates as the Placement Agent may reasonably request.

3.             Closing. The time and date of closing of the Placement shall be as set forth in the Purchase Agreement (the “Closing Date”). The obligations of the Settlement Agent to remit the funds to the Company on Closing Date will be subject to the representations and warranties of the Company under the Purchase Agreement, the accuracy of the statements of officers of the Company made pursuant to the provisions thereof, the performance by the Company of its obligations and satisfaction of the closing conditions thereunder and the following additional conditions precedent:

(a)            Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; the statements of the Company and its respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date;

(b)           Opinion of United States Counsel for Company. The Placement Agent shall have received an opinion, dated such Closing Date, of Cleary Gottlieb Steen & Hamilton LLP, United States counsel for the Company, addressed to the Placement Agent in form and substance reasonably satisfactory to the Placement Agent.

(c)            Opinion of Cayman Islands Counsel for the Company. The Placement Agent shall have received an opinion, dated such Closing Date, of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel for the Company, addressed to the Placement Agent in form and substance reasonably satisfactory to the Placement Agent.

(d)           Opinion of PRC Counsel for the Company. The Placement Agent shall have received an opinion, dated such Closing Date, of DaHui Lawyers, PRC counsel for the Company, in form and substance reasonably satisfactory to the Placement Agent; in addition, DaHui Lawyers shall have furnished to the Placement Agent a written consent letter, dated such Closing Date, authorizing the Placement Agent to rely on such opinion.

(e)            Opinion of United States Counsel for the Placement Agent. The Placement Agent shall have received from Kirkland & Ellis, United States counsel for the Placement Agent, an opinion letter dated such Closing Date, with respect to such matters as the Placement Agent may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(f)            Opinion of PRC Counsel for the Placement Agent. The Placement Agent shall have received from Jun He LLP, PRC counsel for the Placement Agent, an opinion letter dated such Closing Date, with respect to such matters as the Placement Agent may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(g)           Officers’ Certificate. The Placement Agent shall have received a certificate dated such Closing Date, of an executive officer and a principal financial or accounting officer of the Company, in which such officers shall state that (i) the representations and warranties of the Company under this Agreement are true and correct with the same force and effect as though expressly made at and as of such Closing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date, (iii) subsequent to the date of the most recent financial statements filed by the Company with the U.S. Securities and Exchange Commission there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Group Companies except as described in the Relevant Public Fillings (as defined in the Purchase Agreement) or such certificate and (iv) the sale of the Notes hereunder has not been enjoined (temporarily or permanently) by a Governmental Authority (as defined in the Purchase Agreement) on the Closing Date.

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4.             Indemnification and Contribution.

(a)            The Company hereby agrees to indemnify and hold harmless each of the Placement Agent, its affiliates and its directors, officers, employees, advisors and other representatives (each, an “Indemnified Party”) against any and all losses, claims, damages or liabilities, joint or several (collectively, “Liabilities”), to which an Indemnified Party may become liable or may become subject (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Relevant Public Filings, including financial statements, with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company as the Placement Agent may reasonably request in order to permit it to conduct due diligence and assist the Company in preparing marketing materials appropriate for the financing contemplated herein or in any other written or oral communication provided by or on behalf of the Company to the Purchasers of the Offered Securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising in any manner out of or in connection with the services or matters that are the subject of this Agreement (including, without limitation, the placement of the Offered Securities) (collectively, the “Indemnity Coverage”); provided, however, that the Company shall not be liable under clause (ii) of this subsection (4)(a) in respect of any Liabilities to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that the Liabilities directly resulted primarily from the fraud, gross negligence or willful misconduct of such Indemnified Party.

(b)            The Company further agrees to reimburse each Indemnified Party promptly upon request for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for the defense of or providing evidence in any action, claim, suit, proceeding or investigation, whether pending or threatened (each and collectively, an “Action”), arising out of or otherwise in relating to the Indemnity Coverage (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein). The Company also agrees that no Indemnified Party shall have any liability of any nature to the Company or any other person asserting any Action on behalf of or in right of the Company, whether arising out of or otherwise relating to the Indemnity Coverage, unless a court of competent jurisdiction determines in a final, non-appealable judgment that such Liabilities directly resulted primarily from the gross negligence and bad faith of such Indemnified Party.

(c)            The Company agrees that the indemnification, reimbursement and contribution commitments set forth in this section shall apply whether or not an Indemnified Party is a formal party to any such Action and the rights of the Indemnified Parties referred to in this section shall be in addition to any other rights that any Indemnified Party may otherwise have against the Company.

(d)            Promptly after receipt by an Indemnified Party under this Section 4 of notice of the commencement of any Action, such Indemnified Party will, if a claim in respect thereof is to be made against the Company under subsection (a) above, notify the Company of the commencement thereof; but the failure to notify the Company shall not relieve it from any liability that it may have under this subsection (a) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the Company shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under subsection (a) above. All fees and expenses to be reimbursed pursuant to this Section 4 shall be reimbursed as they are incurred. In case any such Action is brought against any Indemnified Party and it notifies the Company of the commencement thereof, the Company will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified if any, to assume the defense thereof, with counsel satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Company), and after notice from the Company to such Indemnified Party of its election so to assume the defense thereof, the Company will not be liable to such Indemnified Party under this Section 4 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

(e)            The Company agrees that, without the Placement Agent’s prior written consent, it will not agree to any settlement of, compromise or consent to the entry of any judgment in or other termination of any Action (each and collectively, a “Settlement”) in respect of which indemnification could be sought hereunder unless (i) such Settlement includes an unconditional release of each Indemnified Party from any liabilities arising out of such Action and does not include any findings of fact or admissions of culpability as to the Indemnified Party and (ii) the parties agree that the terms of such Settlement shall remain confidential.

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(f)             The Company and the Placement Agents agree that if any indemnification or reimbursement sought pursuant to this section is judicially determined to be unavailable or insufficient to hold any Indemnified Party harmless, for a reason other than the gross negligence or willful misconduct of the Placement Agent, then, whether or not the Placement Agent is the Indemnified Party, the Company and the Placement Agent shall contribute to the Liabilities for which such indemnification or reimbursement is unavailable or insufficient (x) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and the Placement Agent on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (y) if the allocation provided by clause (x) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Company on the one hand, and an Indemnified Party on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by the Placement Agent pursuant to this section exceed the amount of the fees actually received by the Placement Agent hereunder.

5.             Representations and Agreements to Survive Delivery.  All representations, warranties, and agreements of the Company and the Placement Agent herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Placement Agent or any controlling person thereof, the Company or any of its officers, directors or controlling persons, and shall survive delivery of, and payment for, the Offered Securities to and by the Purchasers.

6.             Termination of this Agreement.

(a)            The Placement Agent shall have the right to terminate this Agreement by giving notice to the Company as hereinafter specified at any time at or prior to the Closing Date. Any such termination shall be without liability of any party to any other party except that the provisions of Section 4 hereof shall at all times be effective and shall survive such termination; provided, however, that if the Offered Securities are not delivered by or on behalf of the Company as provided in the Purchase Agreement as a result of the Company’s default, the Company shall reimburse the Placement Agent for all out-of-pocket expenses, including fees and disbursements of counsel, reasonably incurred by the Placement Agent in connection with this Agreement and the Placement, but the Company shall then be under no further liability to the Placement Agent except as provided in Section 4 hereof.

(b)          If the Placement Agent elects to terminate this Agreement as provided in this Section 6, the Company shall be notified promptly by the Placement Agent by telephone, confirmed by letter.

7.             Notices. All communications hereunder will be in writing and, if sent to the Placement Agent, will be mailed, delivered or telegraphed to and confirmed by, (i) Credit Suisse (Hong Kong) Limited, Level 88 International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, Attention: Legal Department – Investment Banking and Capital Markets; or if sent to the Company, will be mailed or delivered to and confirmed by them at JinkoSolar Holding Co., Ltd., 1 Jingke Road, Shangrao Economic Development Zone, Jiangxi Province, 334100, People’s Republic of China, Attention: Haiyun (Charlie) Cao, Chief Financial Officer, or emailed and confirmed to the Company at: charlie.cao@jinkosolar.com and project_victory_xvi@jinkosolar.com. Any party to this Agreement may change such address for notices by sending to the other parties to this Agreement written notice of a new address for such purpose.

8.             Persons Entitled to Benefit of Agreement and Limitation of Placement Agent’s Liability. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, to the extent of Section 4 and the controlling persons, officers and directors referred to in Section 4. Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable remedy or claim under or in respect of this Agreement or any provision herein contained. The Company also agrees that the Placement Agent shall not have any liability to the Company or any of its affiliates for or in connection with the Agreement, any transactions contemplated hereby or the performance of its services as Placement Agent pursuant to this Agreement, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company are as determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of the Placement Agent or its sub-agents.

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9.             Absence of Fiduciary Relationship. The Company acknowledges and agrees that: (a) the Placement Agent has been retained solely to act as placement agents in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Placement Agent has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Placement Agent has advised or are advising the Company on other matters; (b) the price and other terms of the Offered Securities set forth in the Purchase Agreement were established by the Company following discussions and arms-length negotiations with the Purchasers and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement and the Purchase Agreement; (c) it has been advised that the Placement Agent and their affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and that the Placement Agent has no obligation to disclose such interest and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; (d) it has been advised that the Placement Agent is acting, in respect of the transactions contemplated by this Agreement, solely for the benefit of the Placement Agent, and not on behalf of the Company.

10.           Amendments and Waivers. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver be deemed or constitute a continuing waiver unless otherwise expressly provided.

11.           Partial Unenforceability. The invalidity or unenforceability of any section, paragraph, clause or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph, clause or provision.

12.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.           Submission to Jurisdiction.

(a)            The Company irrevocably (a) submits to the jurisdiction of the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated by this Agreement (each a “Proceeding”), (b) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) agrees not to commence any Proceeding other than in such courts, and (e) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum. EACH OF THE PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b)            The Company has appointed JinkoSolar (U.S.) Inc., located at 343 Sansome Street, Suite 975, San Francisco, California 94104, United States of America (the “Authorized Agent”) as its authorized agent upon whom process may be served in any such Proceeding. Such appointment shall be irrevocable. The Authorized Agent has agreed to act as said agent for service of process and the Company agrees to take any and all action, including the filing of any and all documents and instruments and the payment of any further fees, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further agrees that service of process upon the Authorized Agent and written notice of said service to the Company shall be deemed in every respect effective service of process upon the Company in any such legal suit, action or proceeding. Nothing herein shall affect the right of the Placement Agent or any person controlling the Placement Agent to serve process in any other manner permitted by law. The provisions of this Section 13 are intended to be effective upon the execution of this Agreement without any further action by the Company and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement.

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14.           Counterparts.  This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

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Please sign and return to the Company the enclosed duplicates of this Agreement whereupon this Agreement will become a binding agreement between the Company and the Placement Agent in accordance with its terms.

Very truly yours,

JinkoSolar Holding Co., Ltd.

By:	/s/ Haiyun Cao
Name: Haiyun Cao
Capacity: Chief Financial Officer

[Signature Page to the Placement Agency Agreement]

Confirmed and accepted as of the date first above written:

CREDIT SUISSE (HONG KONG) LIMITED

By:	/s/ Sanjeev Chaurasia
Name: Sanjeev Chaurasia
Title: Managing Director

[Signature Page to the Placement Agency Agreement]

APPENDIX A

FORM OF PURCHASE AGREEMENT

CONVERTIBLE SENIOR NOTES PURCHASE AGREEMENT

by and between

JINKOSOLAR HOLDING CO., LTD.

And

[•]

Dated as of May 15, 2019

i

THIS CONVERTIBLE SENIOR NOTES PURCHASE AGREEMENT (this “Agreement”) is made as of May 15, 2019 by and among:

(1)JinkoSolar Holding Co., Ltd., a Cayman Islands exempted company (the “Company”); and

(2)[•] (the Purchaser” and, collectively with any other purchasers of the Notes pursuant to purchase agreements entered into on the date hereof, the “Purchasers”).

W I T N E S E T H:

WHEREAS, the Company desires to issue, sell and deliver in a private placement to the Purchaser, and the Purchasers desire to purchase from the Company, US$25.00 million of its convertible senior notes pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Company and the Purchasers desire to enter into this Agreement on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions. As used herein, the following terms shall have the meanings set forth below:

“ADS” means an American depositary share, representing 4 Ordinary Share of the Company as of the date hereof.

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Annual Report” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Anti-Bribery Laws” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Audit Committee” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, Shanghai or the People’s Republic of China are authorized or required by law or executive order to close or be closed.

“Closing” shall have the meaning ascribed to this term in Section 2.2(a).

“Confidential Information” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Company” has the meaning ascribed thereto in the preamble hereto.

“Commission” means the United States Securities and Exchange Commission.

“Critical Accounting Policies” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Debt Repayment Triggering Event” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Environmental Law” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any self-regulatory organization (including NYSE) with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means the Company and its Subsidiaries.

“Hazardous Materials” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Indenture” shall have the meaning ascribed to this term in Section 2.1.

“Intellectual Property” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, claim, security interest, easement, covenant, restriction, reservation, defect in title, encroachment or other encumbrance, lien (choate or inchoate), charge, equity, or other restriction or limitation, whether arising by contract or under Law.

“Material Adverse Effect” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Anti-Money Laundering Laws” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Notes” means the convertible senior notes issued to the Purchasers pursuant to Section 2.1 below or the relevant purchase agreement, the description of which is attached hereto as Exhibit A.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.00002 per ordinary share.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“Pending Patents” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Placement Agent” shall have the meaning ascribed to this term in Section 2.1.

“Placement Agent Agreement” shall have the meaning ascribed to this term in Section 2.1.

“Proceeding” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, investigation or public inquiry commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Purchase Price” shall have the meaning ascribed to this term in Section 2.1.

“Purchaser” and “Purchasers” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Purchasers Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the authority or ability of the Purchasers to perform its obligations under this Agreement.

“Relevant Public Filings” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“SAFE Regulations” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Sanctions” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Settlement Agent” shall have the meaning ascribed to this term in Section 2.1.

“Subsidiary” shall have the meaning assigned to such term in Rule 1-02(x) of Regulation S-X promulgated under the Securities Act.

“Transaction Documents” shall have the meaning ascribed to this term in Section 2.1.

“Trust Indenture Act” refers to The Trust Indenture Act of 1939.

Section 1.2            Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)            The words “party” and “parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(b)            When a reference is made in this Agreement to a section or clause, such reference is to a section or clause of this Agreement.

(c)            The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(e)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)            All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g)            The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h)            The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i)             The term “US$” means United States Dollars.

(j)             The term “days” shall refer to calendar days.

(k)            The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l)             A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m)           References herein to any gender include the other gender.

(n)            The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

Article II
PURCHASE AND SALE OF THE NOTE

Section 2.1            Sale and Issuance of the Notes.

On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and the Purchaser agrees to purchase from the Company the principal amount of the Notes set forth in Schedule I hereof opposite the name of such Purchaser at a purchase price equal to 100% of such principal amount of Notes (the “Purchase Price”).

If any of the Purchasers defaults in its obligation to purchase the Notes hereunder on the Closing Date (as defined below), the non-defaulting Purchasers may choose to purchase the principal amount of the Notes allocated to the defaulting Purchasers set forth in Schedule I hereof in arrangements satisfactory to the Company. Nothing herein will obligate the non-defaulting Purchasers to purchase such amount of the Notes or relieve a defaulting Purchaser from liability for its default.

The Notes are to be issued pursuant to an indenture dated as of May 17, 2019 among the Company, the Bank of New York Mellon, London Branch, as trustee, paying agent and conversion agent, and the Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar and transfer agent (the “Indenture”, and together with this Agreement, the Placement Agent Agreement (as defined below) and the Notes, the “Transaction Documents”). The ADSs to be issued upon conversion of the Notes are to be issued pursuant to and in accordance with a deposit agreement dated as of November 9, 2018 (the “Deposit Agreement”) among the Company, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and holders from time to time of the American Depositary Receipts (the “ADRs”) issued by the Depositary and evidencing the ADSs. For the purposes of the offering of the Notes, the Company and the Depositary will enter into a deposit agreement for restricted securities to be dated around May 17, 2019 (the “Restricted Issuance Agreement”).

The Company authorizes Credit Suisse (Hong Kong) Limited to act as placement agent (the “Placement Agent” in such capacity) and settlement agent (the “Settlement Agent” in such capacity) in relation to the sale of the Notes in accordance with the terms and conditions of this Agreement and a placement agent agreement dated as of May 15, 2019 between the Company and the Placement Agent (the “Placement Agent Agreement”).

In connection with the placement of the Notes, the Company separately entered into a zero-strike call option transaction (the “Zero-Strike Call Option Transaction”) with Credit Suisse AG, Singapore Branch (“CS Singapore”) pursuant to a letter agreement (the “Zero-Strike Call Option Confirmation”) dated on May 14, 2019. The Company and CS Singapore also entered into an account charge (the “Account Charge”) dated as of May 14, 2019.

Section 2.2            Closing.

(a)            The consummation of the transactions described in Section 2.1 (the “Closing”) shall occur on May 17, 2019 (the “Closing Date”), or such other time as the parties hereto shall mutually agree in writing.

The Notes will be represented by one or more global securities in registered form without interest coupons attached (each a “Global Note”). Promptly after all closing conditions have been satisfied under Section 2.4 herein and Section 3 of the Placement Agent Agreement, the Global Note shall be deposited with a common depositary, registered in the name of the common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), or a nominee of such common depositary and shall be credited to the account of the Settlement Agent.

Payment of the Purchase Price shall be made by each Purchaser in (same day) funds by wire transfer to the account specified by the Company for the account of the Settlement Agent, to be released by the Settlement Agent, less the fees and expenses referred to in Section 1(f) of the Placement Agent Agreement, to the Company simultaneously with the Global Note being credited to the account of the Settlement Agent. The Settlement Agent will deliver the Global Note on a delivery versus payment basis, to the applicable account of the Purchaser, or a nominee designated by the Purchaser, as per the allotments set forth in Schedule I hereto.

Performance by each party under this Section 2.2 shall be conditional on the performance by the other party of such other party’s obligations under this Section 2.2.

(b)           The Closing shall take place at the offices of Kirkland & Ellis LLP, 26/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other place as the parties hereto shall mutually agree in writing.

Section 2.3            NDRC Post-issuance Filing

The Company shall file or cause to be filed with the NDRC (as defined below) or its local branch information of the offering of the Notes after the Closing Date, in accordance with and within the time period prescribed by the NDRC Notice (as defined below).

Section 2.4            Conditions of the Obligations of the Purchasers.

The obligation of each Purchaser to purchase the Notes on the Closing Date as provided herein is subject to the performance by the Company of its other obligations hereunder and to the following additional conditions:

(a)            Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; the statements of the Company and its respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date;

(b)            No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Group Companies taken as a whole which, in the judgment of all the Purchasers, is material and adverse and makes it impractical or inadvisable to proceed with the completion of the issuance of, or the sale or payment for, the Notes; (ii) any public announcement that any nationally recognized statistical rating organization has under surveillance or review its rating or preliminary rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrade, and no implication of a possible downgrade, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in United States, PRC, Hong Kong or global financial, political or economic conditions or currency exchange rates or exchange controls, the effect of which is such as to make it, in the judgment of all the Purchasers, impractical to purchase the Notes; (iv) any suspension or material limitation of trading in securities generally on the NYSE or Nasdaq Global Market, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any United States, New York, PRC or Hong Kong authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States, the PRC, Hong Kong or any other country where any securities of the Company are listed; or (viii) any attack on or outbreak or escalation of hostilities against, or act of terrorism involving, the United States, the PRC or Hong Kong, or any declaration of war or any other national or international calamity or emergency if, in the judgment of all the Purchasers, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of all the Purchasers impractical or inadvisable to purchase the Notes.

(c)            Opinion of United States Counsel for the Company. The Purchasers shall have received an opinion, dated such Closing Date, of Cleary Gottlieb Steen & Hamilton, United States counsel for the Company, addressed to the Purchasers in the form as the Purchasers may reasonably request.

(d)            Opinion of Cayman Islands Counsel for the Company. The Purchasers shall have received an opinion, dated such Closing Date, of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel for the Company, addressed to the Purchasers in the form as the Purchasers may reasonably request.

(e)            Opinion of PRC Counsel for the Company and the PRC Subsidiaries. The Purchasers shall have received an opinion, dated such Closing Date, of DaHui Lawyers, PRC counsel for the Company and the PRC Subsidiaries; in addition, DaHui Lawyers shall have furnished to the Purchasers a written consent letter, dated such Closing Date, authorizing the Purchasers to rely on such opinion.

(f)            Officers’ Certificate. The Purchasers shall have received a certificate dated such Closing Date, of the principal executive officer and the principal financial or accounting officer of the Company, in which such officers shall state that (i) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of such Closing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date, (iii) subsequent to the date of the most recent financial statements publicly filed by the Company with the U.S. Securities and Exchange Commission there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Group Companies except as described in such certificate or Relevant Public Filings; and (iv) the sale of the Notes hereunder has not been enjoined (temporarily or permanently) by a Government Authority on the Closing Date.

(g)            Documentation. On or prior to the Closing Date, the Company shall have duly executed and delivered the Transaction Documents, the Zero-Strike Call Option Confirmation, the Account Charge and the Restricted Issuance Agreement as well as any required amendments, supplements, side letters or confirmation letters, in each case in form and substance reasonably satisfactory to the Purchasers.

(h)            Authorization. All corporate proceedings and other legal matters incident to the authorization of the Transaction Documents , the Zero-Strike Call Option Confirmation, the Account Charge and the Restricted Issuance Agreement shall be reasonably satisfactory in all material respects to counsel for the Purchasers, and the Group Companies shall have furnished (or caused to be furnished) to such counsel such documents and information as they may reasonably request for the purpose of enabling them to pass upon such matters.

(i)            Clearance. The Notes shall have been declared eligible for clearance and settlement through Euroclear and Clearstream.

(j)            Other. The Group Companies will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request, forms of which are attached to the closing memorandum that details the matters and transactions to be undertaken prior to and after the Closing Date. The Purchasers may in their sole discretion waive compliance with any conditions to the obligations of the Purchasers hereunder, whether in respect of such Closing Date or otherwise.

Section 2.5            Indemnification and Contribution.

The Company shall indemnify and hold the Purchase and its directors, officers, employees, advisors and agents (collectively, the “Purchaser Indemnified Party”) harmless from and against any losses, claims, damages, fines, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of the breach of any representation or warranty of the Company contained in this Agreement or in any schedule or exhibit hereto or the violation of any covenant or agreement of the Company contained in this Agreement for reasons other than gross negligence or willful misconduct of the relevant Purchasers. Each of the Purchasers shall, severally and not jointly, indemnify and hold the Company and its directors, officers, employees, advisors and agents (collectively, the "Company Indemnified Party", and together with the Purchaser Indemnified Party, the "Indemnified Party") harmless from and against any Losses resulting from or arising out of the breach of any representation or warranty of such Purchaser contained in this Agreement or in any schedule or exhibit hereto or the violation of any covenant or agreement of such Purchaser contained in this Agreement for reasons other than gross negligence or willful misconduct of the Company. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Purchasers as set forth in Schedule II hereto.

Section 3.2            Representations and Warranties of the Purchaser. In connection with the transactions provided for herein, each of the Purchasers hereby severally and not jointly represents and warrants to the Company that:

(a)            Existence and Power. The Purchaser is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and purchase the Notes, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

(b)            Authorization. The execution, delivery and performance of this Agreement and the purchase of the Notes by the Purchaser has been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by shareholders of the Purchaser is required in connection with this Agreement and the Notes, the performance by the Purchaser of its obligations hereunder and thereunder, or the consummation by the Purchaser of the transactions contemplated hereby and thereby.

(c)            Purchase Entirely for Own Account. The Purchaser is acquiring the Notes for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Purchaser acknowledges that it can bear the economic risk of its investment in the Notes, and have such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes.

(d)            No Violation. The execution, delivery and performance by the Purchaser of this Agreement and the purchase of the Notes do not and will not (i) violate, conflict with or result in the breach of any provision of its memorandum and articles of association (or similar organizational documents), (ii) subject to the truth and accuracy of the representations and warranties of the Company in Schedule II (g), conflict with or violate any Law or Governmental Order applicable to it or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any notes, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or result in the creation of any Liens upon any of its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Purchasers Material Adverse Effect.

(e)            Governmental Consents and Approvals. The execution, delivery and performance by each of the Purchasers of this Agreement and the purchase of the Notes do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

(f)            Legend. The Purchaser understands that the certificate representing the Notes will bear a legend to the following effect:

“THIS SECURITY, THE AMERICAN DEPOSITARY SHARES ISSUABLE UPON CONVERSION OF THIS SECURITY AND THE ORDINARY SHARES REPRESENTED THEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)            REPRESENTS THAT IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A NON-U.S. PERSON LOCATED OUTSIDE THE UNITED STATES (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)            AGREES FOR THE BENEFIT OF JINKOSOLAR HOLDING CO., LTD. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY, THE AMERICAN DEPOSITARY SHARES ISSUABLE UPON CONVERSION OF THIS SECURITY, OR THE ORDINARY SHARES REPRESENTED THEREBY, OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)            TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)            THROUGH OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT;

(C)            PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OF THE COMPANY THAT COVERS THE RESALE OF THIS SECURITY OR SUCH AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES; OR

(D)            PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER, THE COMPANY, THE DEPOSITARY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

EACH HOLDER AND BENEFICIAL OWNER, BY ITS ACCEPTANCE OF THIS SECURITY EVIDENCED HEREBY, REPRESENTS THAT (A) IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS AND (B) IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

NO AFFILIATE (WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT (“RULE 144”)) OF THE COMPANY OR ANY PERSON THAT IS NOT AN AFFILIATE OF THE COMPANY, BUT WAS AN AFFILIATE (WITHIN THE MEANING OF RULE 144) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS, OTHER THAN THE COMPANY, OR ANY SUBSIDIARY OF THE COMPANY, MAY PURCHASE, OTHERWISE ACQUIRE OR OWN THE NOTES EVIDENCED HEREBY, THE AMERICAN DEPOSITARY SHARES ISSUED UPON CONVERSION THEREOF OR THE ORDINARY SHARES OF THE COMPANY REPRESENTED BY SUCH AMERICAN DEPOSITARY SHARES ISSUED UPON CONVERSION OF THESE NOTES OR A BENEFICIAL INTEREST THEREIN.”

(g)            Private Placement. The Purchaser understands that (a) the Notes have not been registered under the Securities Act or any state securities Laws, by reason of its issuance by the Company in a transaction exempt from the registration requirements thereof and (b) the Notes may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.

(h)            Regulation S. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(i)            Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Notes to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring the Notes in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

(j)            Non-affiliate. The Purchaser is not an “affiliate” of the Company as such term is defined in Rule 405 under the Securities Act.

(k)            Information. To the extent deemed appropriate by the Purchaser, the Purchaser has consulted with its own advisers as to the financial, tax, legal and related matters concerning an investment in the Notes.

(l)            No Additional Representations. The Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchasers in accordance with the terms hereof and thereof.

Article IV
MISCELLANEOUS

Section 4.1            No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 4.2            Governing Law; Selection of Forum; Submission to Jurisdiction; Service of Process.

(a)            This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to principles of conflicts of law. The Company irrevocably consents and agrees, for the benefit of the Purchasers, that any legal action, suit or Proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement or the Notes or the transactions contemplated herein or therein shall be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (i) irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or Proceeding for itself in respect of its properties, assets and revenues, (ii) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or Proceedings arising out of or in connection with this Agreement or the Notes or the transactions contemplated herein or therein brought in any such court, (iii) waives and agrees not to plead or claim in any such court that any such action, suit or Proceeding brought in any such court has been brought in an inconvenient forum and (iv) subject to Section 4.2(b), agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 4.4.

(b)            The Company irrevocably appoints JinkoSolar (U.S.) Inc., located at 343 Sansome Street, Suite 975, San Francisco, California 94104, United States of America as its authorized agent (the “Authorized Agent”) upon which process may be served in any such suit or Proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company shall be deemed in every respect effective service of process upon the Company in any such legal suit, action or Proceeding. The Authorized Agent has agreed to act as agent for service of process and each of the Company to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect. If for any reason such agent shall cease to be such agent for service of process, the Company shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to the Purchasers a copy of the new agent’s acceptance of that appointment within ten Business Days of such acceptance. Nothing herein shall affect the right of the Purchasers to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the Company in any other court of competent jurisdiction. To the extent that the Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations hereunder or under the Notes.

Section 4.3            Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.4            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.4):

If to the Company, to:

JinkoSolar Holding Co., Ltd.

1 Jingke Road, Shangrao Economic Development Zone,

Jiangxi Province, 334100, People’s Republic of China

Attention: Haiyun (Charlie) Cao, Chief Financial Officer

Email: charlie.cao@jinkosolar.com and project_victory_xvi@jinkosolar.com with a copy to:

Cleary Gottlieb Steen & Hamilton

37/F, Hysan Place,

500 Hennessy Road,

Causeway Bay, Hong Kong

Attention: Shuang Zhao

Email: szhao@cgsh.com

If to the Purchasers, to:

[•]

[•]

Section 4.5            Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 4.6            Termination. In the event that the Closing shall not have occurred by May 31, 2019, either the Company or any of the Purchasers may terminate this Agreement with no further force or effect, except for the provisions of Article IV, which shall survive any termination under this Section 4.6, provided that a party who is then in a material breach of this Agreement shall not be entitled to terminate this Agreement.

Section 4.7            Confidentiality. Unless otherwise agreed between the Company and any of the Purchasers, each party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby, unless otherwise required by applicable securities laws or other applicable law. Each party hereto shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, unless otherwise required by securities laws or other applicable law.

Section 4.8            Entire Agreement. This Agreement, the Notes and the other documents delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties and/or their Subsidiaries and Affiliates, or the Chairman of the Board of Directors of the Company, the Chief Executive Officer of the Company, the Chief Operating Officer of the Company and the Chief Financial Officer of the Company with respect to the subject matter of this Agreement.

Section 4.9            Amendment. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by or on behalf of each of the parties hereto.

Section 4.10          Waiver and Extension. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 4.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 4.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 4.11          Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or any Governmental Order, such term or other provision shall be excluded from this Agreement and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and the Purchasers shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both the Company and the Purchasers as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 4.12          Public Disclosure. Without limiting any other provision of this Agreement, each of the Purchasers and the Company shall consult with the other and issue a joint press release with respect to the execution of this Agreement, the Notes and the transactions contemplated hereby and thereby. Thereafter, neither the Company nor the Purchasers, nor any of their respective Subsidiaries or Affiliates, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a party’s counsel deems such disclosure necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law), shall limit such disclosure to the information such counsel advises is required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party. Notwithstanding anything to the contrary in this Section 4.10, each of the Purchasers and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company and do not reveal material, non-public information regarding the other parties or the transactions contemplated in this Agreement.

Section 4.13          Waiver of Jury Trial. EACH OF THE COMPANY AND THE PURCHASERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 4.14          Further Assurances. From time to time, each party hereto shall execute and deliver to the other party hereto such additional documents and shall provide such additional information to such other party as such other party may reasonably require to carry out the terms of this Agreement and the Notes.

Section 4.15          Recognition of the U.S. Special Resolution Regimes.

(a)            For the purposes of this section 4.15:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder;

(b)            In the event that any of the Purchasers that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(c)            In the event that any of the Purchasers that is a Covered Entity or a BHC Act Affiliate of the Purchasers becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

Jinkosolar Holding Co., Ltd.

By:
Name:
Capacity:

[•]

By:
Name:
Capacity:

SCHEDULE I
NOTES PURCHASERS

Notes Purchaser	Principal Amount of the Notes to be Purchased ($mm)

SCHEDULE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, the Purchasers that:

(a)            Good Standing of the Company and Subsidiaries. The Company has been duly incorporated, is validly existing as a company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Company’s Annual Report on Form 20-F filed with the Commission pursuant to the Exchange Act on April 10, 2019 (the “Annual Report”), the Company’s prospectus supplement dated May 14, 2019 and the Company’s current report on Form 6-K filed with the Commission on May 14, 2019 (together with the Annual Report, the “Relevant Public Filings”), and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and each subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own, lease and operate its properties and conduct its business as described in the Company’s Relevant Public Filings, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; as of the date of this Agreement, none of the Company’s subsidiaries, except for the entities listed on Annex I hereto, constitute a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the 1933 Act, the Company does not own or control, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or any other person.

(b)            Authorization and Description. The Company has an authorized and paid-in capitalization as set forth in the Relevant Public Filings, and all of the issued share capital of the Company has been duly and validly authorized and issued, is fully paid and non-assessable and conforms in all material respects to the relevant description contained in the Relevant Public Filings. Except as disclosed in the Relevant Public Filings, (1) all of the issued share capital or registered capital, as the case may be, of each Subsidiary have been duly and validly authorized and issued, and are fully paid or scheduled to be paid in accordance with its articles of association or applicable PRC laws and, to the extent applicable under the laws of their respective jurisdiction of incorporation, non-assessable; (2) all of the issued share capital or equity interest, as the case may be, of each Subsidiary is owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims; (3) there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Company, or obligations of the Company to issue, Ordinary Shares or any other class of share capital of the Company except as set forth in the Relevant Public Filings; and (4) there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from any Subsidiary, or obligation of any Subsidiary, to issue, equity shares or any other class of share capital of any Subsidiary.

(c)            No Material Adverse Change in Business. None of the Group Companies has sustained since the most recent financial statements of the Company and its subsidiaries included in the Relevant Public Filings any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Relevant Public Filings; and, since the respective dates as of which information is given in the Relevant Public Filings, there has not been any change in the share capital, material change in short-term debt or long-term debt of any of the Group Companies or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity, results of operations or prospects of the Group Companies, taken as a whole (a “Material Adverse Effect”), otherwise than as set forth or contemplated in the Relevant Public Filings.

(d)            Title to Property. The Group Companies have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Relevant Public Filings or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Group Companies; and any real property and buildings held under lease by the Group Companies are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Group Companies.

(e)            Insurance. The Group Companies maintain insurance covering their respective properties as the Company reasonably deems adequate and as is customary for companies engaged in similar businesses; such insurance insures against losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Group Companies and their respective businesses; all such insurance is fully in force on the date of this Agreement and will be fully in force at the Closing Date; none of the Group Companies has reason to believe that it will not be able to renew any such insurance as and when such insurance expires; and there is no material insurance claim made by or against the Group Companies, pending, threatened or outstanding and no facts or circumstances exist which would reasonably be expected to give rise to any such claim and all due premiums in respect thereof have been paid.

(f)            Possession of Authorizations. Each of the Group Companies has all necessary licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all necessary declarations and filings with, all governmental agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Relevant Public Filings except such non-possession, non-declaration, or non-filing which would not individually or in the aggregate have a Material Adverse Effect; and none of the Group Companies has a reasonable basis to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits, and the Group Companies are in compliance in all material respects with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits.

(g)            Authorization of the Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by all the Purchasers, constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles (the "Enforceability Exceptions").

(h)            Authorization of the Indenture. The Indenture has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject as to the Enforceability Exceptions.

(i)            Authorization of Notes. The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture (assuming due authentication of the Notes by the Trustee) and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(j)            Authorization of the Zero-Strike Call Option Confirmation. The Zero-Strike Call Option Confirmation has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject as to the Enforceability Exceptions.

(k)            Authorization of the Account Charge. The Account Charge has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject as to the Enforceability Exceptions.

(l)            Conversion of the Notes. Upon issuance and delivery of the Notes in accordance with this Agreement and the Indenture, the Notes will be convertible at the option of the holder thereof into ADSs representing Ordinary Shares in accordance with the terms of the Notes; the Ordinary Shares underlying the ADSs to be issued upon conversion of the Notes may be freely deposited by the Company with the Depositary under the applicable deposit program against issuance of ADSs; the maximum number of Ordinary Shares underlying the ADSs for issuance upon conversion of the Notes, including in connection with a make-whole fundamental change, have been duly reserved and authorized and when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of the Ordinary Shares will not be subject to any preemptive or similar rights.

(m)           Authorization of the Deposit Agreement and the Restricted Issuance Agreement. The Deposit Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Depositary, constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Restricted Issuance Agreement has been duly authorized by the Company, and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Upon issuance by the Depositary of ADSs and the deposit of the Ordinary Shares to be issued upon conversion of the Notes in respect thereof in accordance with the provisions of the Deposit Agreement and the Restricted Issuance Agreement, such ADSs will be duly and validly issued and the persons in whose names the ADSs are registered will be entitled to the rights and subject to the restrictions specified therein and in the Deposit Agreement and the Restricted Issuance Agreement.

(n)            Exhibit A. The relevant provisions of the Notes and the Indenture conform in all material respects to the descriptions in Exhibit A.

(o)            Absence of Existing Defaults. Except as disclosed in the Relevant Public Filings, none of the Group Companies is (i) in breach of or in default under any laws, regulations, rules, orders, decrees, guidelines or notices of the jurisdiction where it was incorporated or operates, (ii) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any court or governmental agency or body or any stock exchange authorities in the jurisdiction where it was incorporated or operates, (iii) in violation of its constituent documents or (iv) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound except, with respect to (i), (ii) and (iv), where any default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)            Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance by the Company of the Transaction Agreements and the consummation of the transaction contemplated hereby and thereby, the issuance and delivery of the Notes, the issuance of the ADSs and Ordinary Shares underlying the ADSs upon conversion of the Notes, the deposit of the Ordinary Shares with the Depositary against issuance of the ADSs and the delivery of such ADSs, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge, encumbrance or defect upon any property or assets of any of the Group Companies, under (i) the charter, memorandum and articles of association, by-laws or other organizational or constitutive documents of any of the Group Companies; (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over any of the Group Companies or any of their properties; (iii) any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any court or governmental agency or body or any stock exchange authorities in the Cayman Islands, the PRC, Hong Kong, the United States, Malaysia or any other jurisdiction where any Group Company was incorporated or operates; or (iv) any agreement or instrument to which any of the Group Companies is a party or by which any of the Group Companies is bound or to which any of the properties of any of the Group Companies is subject. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by any of the Group Companies.

(q)           NDRC Certificate. The execution, delivery and performance by the Company of the Transaction Agreements and the consummation of the transaction contemplated hereby and thereby, the issuance and delivery of the Notes, the issuance of the ADSs and Ordinary Shares underlying the ADSs upon conversion of the Notes, the deposit of the Ordinary Shares with the Depositary against issuance of the ADSs and the delivery of such ADSs, do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except such as have been obtained or made and the NDRC filings to be made after issuance of the Notes. The certificate of registration with respect to the Notes issued by the PRC National Development and Reform Commission (the “NDRC”) in accordance with the Notice on Promoting the Reform of the Filing and Registration System for Issuance of Foreign Debt by Corporates (家 发 展 改 革 委 关 于 推 进 外 债 备 案 登 记 制 管 理 改 革 的 通 知) (Fa Gai Wai Zi [2015] No 2044) (the “NDRC Notice”) remains in full force and effect.

(r)            Listing. The Company will use its best efforts to maintain the listing of the ADSs on the NYSE.

(s)            Solvency. The Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against it for its liquidation, provisional liquidation, winding-up, dissolution, reorganisation or bankruptcy or for the appointment of a liquidator, provisional liquidator, receiver, trustee or similar officer in respect of it or all or any part of its undertaking, property or assets and the Company is not insolvent and has not been dissolved or declared bankrupt.

(t)            Dividends. Except as disclosed in the Relevant Public Filings, none of the Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends or other distributions to the Company, from making any other distribution on its equity interest, or from transferring any of its property or assets to the Company; provided that certain PRC subsidiary is required to obtain prior approval from relevant financing institution pursuant to the financing agreements between such PRC subsidiary and such financing institution.

(u)            Dividends; Remittance from PRC. Except as disclosed in the Relevant Public Filings, all dividends and other distributions declared and payable on the equity interests held by the Company’s non-PRC subsidiaries of the PRC Subsidiaries may under the current laws and regulations of the PRC be freely transferred out of the PRC and may be paid in U.S. dollars, subject to the successful completion of PRC formalities required for such remittance and provided that such PRC Subsidiaries comply with the statutory reserve fund requirements under PRC laws and generally accepted accounting principles in the PRC when declaring such dividends and distributions, and no such dividends and other distributions will be subject to withholding or other taxes under the laws and regulations of the PRC and are otherwise free and clear of any other tax, withholding or deduction in the PRC, without the necessity of obtaining any governmental or regulatory authorization in the PRC.

(v)            Absence of Further Requirements. The issuance and/or sale of the Notes hereunder and the consummation of the transactions herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Group Companies pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Group Companies is a party or by which any of the Group Companies is bound or to which any of the property or assets of any of the Group Companies is subject, (ii) result in any violation of the provisions of the constituent documents of any of the Group Companies or (iii) result in any violation of any statute or any order, rule or regulation of any Governmental Agency having jurisdiction over any of the Group Companies or any of their properties or assets. No consent, approval, authorization, order, registration, clearance or qualification of, or filing or registration, with any Governmental Agency is required for the issuance and sale of the Notes, except such as have been obtained or made and such as may be required under state securities laws.

(w)           No Trading of Commodity Contracts. None of the Group Companies is engaged in any trading activities involving commodity contracts or other trading contracts which are not currently traded on a securities or commodities exchange and for which the market value cannot be determined.

(x)            No Stamp or Similar Taxes. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Purchasers to the government of the Cayman Islands, Hong Kong, the United States, the PRC, Malaysia or any political subdivision or taxing authority thereof or therein in connection with (i) the sale and delivery by the Company of the Notes to or for the account of the Purchasers and (ii) the execution and delivery of this Agreement, in each case other than income tax that is imposed on the Purchasers’ net income in the ordinary course of its business or Cayman Islands stamp duty which may be payable if the original of this Agreement is brought to or executed in the Cayman Islands.

(y)            Litigation. Other than as set forth in the Relevant Public Filings, there are no legal, arbitration or governmental proceedings or regulatory or administrative inquiries or investigations pending to which any of the Group Companies is a party or of which any property of any of the Group Companies is the subject (i) that, if determined adversely to any of the Group Companies would individually or in the aggregate have a Material Adverse Effect or (ii) that are required to be described in the Relevant Public Filings and are not so described; and except as set forth in the Relevant Public Filings, to the Company’s best knowledge after due inquiry, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(z)            No Registration as Investment Company. The Company is not required to register as, and after giving pro forma effect to the issuance and sale of the Notes and the application of the proceeds thereof, would not be required to register as, an “investment company”, as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(aa)          No Conditions on Rating. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company.

(bb)          Cayman Islands Enforceability. This Agreement is enforceable against the Company in the Cayman Islands in accordance with its terms; to ensure the legality, validity, enforceability or admissibility into evidence in the Cayman Islands of this Agreement, it is not necessary that this Agreement be filed or recorded with any court or other authority in the Cayman Islands or that any stamp or similar tax in the Cayman Islands be paid on or in respect of this Agreement or any other documents to be furnished hereunder (other than stamp duty payable if the original of this Agreement or any other documents to be furnished hereunder are brought to, executed in or produced before a court in the Cayman Islands).

(cc)          Authorization. The Relevant Public Filings have been or will be duly authorized by and on behalf of the Company.

(dd)          Filing. There are no contracts or documents, or amendments thereto or updates thereof, which are required to be filed in the documents incorporated by reference in the Relevant Public Filings which have not been so filed as required.

(ee)          Possession of Intellectual Property. Except as disclosed in the Relevant Public Filings, each of the Group Companies owns, possesses, licenses or has other rights to use the patents and patent applications, copyrights, trademarks, service marks, trade names, Internet domain names, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary rights) and other intellectual property necessary or used in any material respect to conduct its business in the manner in which it is being conducted and in the manner in which it is contemplated as set forth in the Relevant Public Filings (collectively, the “Intellectual Property”); except as disclosed in Relevant Public Filings, none of the Intellectual Property is unenforceable or invalid; none of the Group Companies has received any notice of violation or conflict with (and none of the Group Companies knows of any basis for violation or conflict with) rights of others with respect to the Intellectual Property; except as disclosed in Relevant Public Filings, there are no pending or, to the Company’s best knowledge after due inquiry, threatened actions, suits, proceedings or claims by others that allege any of the Group Companies is infringing any patent, trade secret, trademark, service mark, copyright or other intellectual property or proprietary right, except any threatened actions, suits, proceedings or claims which would not, individually or in the aggregate, have a Material Adverse Effect; the discoveries, inventions, products or processes of the Group Companies referenced in the Relevant Public Filings do not violate or conflict with any intellectual property or proprietary right of any third person, or any discovery, invention, product or process that is the subject of a patent application filed by any third person; no officer, director or employee of any Group Company is in or has ever been in violation of any term of any patent non-disclosure agreement, invention assignment agreement, or similar agreement relating to the protection, ownership, development use or transfer of the Intellectual Property or, to the Company’s best knowledge after due inquiry, any other intellectual property, except where any violation would not, individually or in the aggregate, have a Material Adverse Effect; the Group Companies are not in breach of, and have complied in all material respects with all terms of, any license or other agreement relating to the Intellectual Property; and to the extent any Intellectual Property is sublicensed to any of the Group Companies by a third party, such sublicensed rights shall continue in full force and effect if the principal third party license terminates for any reason; except as disclosed in the Relevant Public Filings, none of the Group Companies is subject to any non-competition or other similar restrictions or arrangements relating to any business or service anywhere in the world; each of the Group Companies has taken all necessary and appropriate steps to protect and preserve the confidentiality of applicable Intellectual Property (“Confidential Information”); all use or disclosure of Confidential Information owned by the Group Companies by or to a third party has been pursuant to a written agreement between the Group Companies and such third party; and all use or disclosure of Confidential Information not owned by the Group Companies has been pursuant to the terms of a written agreement between the Group Companies and the owner of such Confidential Information, or is otherwise lawful.

(ff)           Pending Patents. The pending patent applications set forth in the Relevant Public Filings (the “Pending Patents”) are being diligently prosecuted by the Group Companies; to the Company’s best knowledge after due inquiry, there is no existing patent or published patent application that would interfere, conflict with or otherwise adversely affect the validity, enforcement or scope of the Pending Patents if claims of such Pending Patents were issued in substantially the same form as currently written; no security interests or other liens have been created with respect to the Pending Patents; and the Pending Patents have not been exclusively licensed to another entity or person.

(gg)         PFIC Status. The Company does not believe that it was a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297(a) of the United States Internal Revenue Code of 1986, as amended, for the taxable year ended December 31, 2018 and does not expect to be a PFIC in the current taxable year ending December 31, 2019 and will use its best efforts not to take any action that would result in the Company becoming a PFIC in the future.

(hh)         Foreign Private Issuer. The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

(ii)            No Registration Requirement. It is not necessary, in connection with the issuance and sale of the Notes to the Purchasers to register the Notes and the ADSs issuable upon conversion of the Notes and the Ordinary Shares represented by such ADSs under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(jj)            No Material Indebtedness; No Material Relationships with Affiliates. Except as disclosed in the Relevant Public Filings, no material indebtedness (actual or contingent) and no material contract or arrangement is outstanding between any of the Group Companies and any director or executive officer of any of the Group Companies or any person connected with such director or executive officer (including his/her spouse, infant children, any company or undertaking in which he/she holds a controlling interest); and there are no material relationships or transactions between the Group Companies on the one hand and the Company’s affiliates, officers and directors or their shareholders, customers or suppliers on the other hand which, although required to be disclosed, are not disclosed in the Relevant Public Filings.

(kk)          Internal Control. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences; and (v) the Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity.

(ll)            Dividends; Payments in Foreign Currency. Under current laws and regulations of the Cayman Islands and any political subdivision thereof, all interest, principal, premium, if any, and other payments due or made on the Notes may be paid by the Company to the holder thereof in U.S. dollars and freely transferred out of the Cayman Islands and all such payments made to holders thereof or therein who are non-residents of the Cayman Islands will not be subject to income, withholding or other taxes under laws and regulations of the Cayman Islands or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in the Cayman Islands or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in the Cayman Islands or any political subdivision or taxing authority thereof or therein.

(mm)        Disclosure Controls and Procedures. The Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including the Subsidiaries, is made known to the Company’s chief executive officer and chief financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s independent auditors and the Board of Directors of the Company have been advised of all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, and all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; such internal control over financial reporting has been designed by the Company’s chief executive officer and chief financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; and the Company has taken all necessary actions to ensure that, the Group Companies and their respective officers and directors, in their capacities as such, will be in compliance in all material respects with the applicable provisions of Sarbanes-Oxley and the rules and regulations promulgated thereunder.

(nn)         No Change in Accounting Policies and Internal Controls. A member of the Audit Committee of the Company (the “Audit Committee”) has confirmed to the Chief Executive Officer or Chief Financial Officer of the Company that, except as set forth in the Relevant Public Filings, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any significant deficiency, material weakness, change in internal controls or fraud involving management or other employees who have a significant role in internal controls.

(oo)         No Undisclosed Benefits. Except as disclosed in the Relevant Public Filings, none of the Group Companies has any material obligation to provide retirement, healthcare, death or disability benefits to any of the present or past employees of any of the Group Companies or to any other person.

(pp)         Absence of Labor Dispute. No material labor dispute, work stoppage, slow down or other conflict with the employees of any of the Group Companies exists or, to the Company’s best knowledge after due inquiry, is threatened.

(qq)         Critical Accounting Policies. The Relevant Public Filings truly, accurately and completely in all material respects describes (i) accounting policies which the Company believes are the most important in the portrayal of the Company’s financial condition and results of operations and which require management’s most difficult, subjective or complex judgments (“Critical Accounting Policies”), (ii) judgments and uncertainties affecting the application of Critical Accounting Policies and (iii) the likelihood that materially different amounts would be reported under different conditions or using different assumptions; and the Company’s board of directors and management have reviewed and agreed with the selection, application and disclosure of Critical Accounting Policies and have consulted with legal counsel and independent accountants with regard to such disclosure.

(rr)           No Material Liabilities or Obligations. Since the most recent financial statements of the Company and its subsidiaries included in the Relevant Public Filings has (i) entered into or assumed any contract, (ii) incurred or agreed to incur any liability (including any contingent liability) or other obligation, (iii) acquired or disposed of or agreed to acquire or dispose of any business or any other asset or (iv) assumed or acquired or agreed to assume or acquire any liabilities (including contingent liabilities), that would, in any of clauses (i) through (iv) above, be material to the Group Companies and that are not otherwise described in the Relevant Public Filings.

(ss)          Accurate Disclosure of Material Trends; No Off-balance Sheet Transactions. The section in the Annual Report entitled “Item 5. Operating and Financial Review and Prospects” accurately and fully describes all material trends, demands, commitments, events, uncertainties and risks, and the potential effects thereof, that the Company believes would materially affect liquidity, financial condition or results of operations of the Company, and are reasonably likely to occur. The Company does not have any off-balance sheet transactions, arrangements, and obligations, including, without limitation, relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by the Group Companies, such as structured finance entities and special purpose entities that are reasonably likely to have a material effect on the liquidity of any of the Group Companies.

(tt)           Financial Statements. The audited financial statements included in the Relevant Public Filings, together with the reviewed related notes, present fairly the financial conditions, results of operations, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries, at the dates and for the periods indicated; said financial statements including any restatement or reclassification have been prepared in conformity with US GAAP applied on a consistent basis throughout the periods involved; and the other financial information of the Company included or incorporated by reference in the Relevant Public Filings has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby. The selected financial data and the summary financial information included in the Relevant Public Filings present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Relevant Public Filings. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Relevant Public Filings fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(uu)         No Transactions with Related Parties. Except as disclosed in the Relevant Public Filings, none of the Group Companies is engaged in any material transactions with its directors, officers, management, shareholders or any other affiliate, including any person who was formerly a director, officer or manager of the Company, on terms that are not available from unrelated third parties on an arm’s-length basis.

(vv)         No Liability of the Purchasers. No Purchaser when the Notes are issued and fully paid is or will be subject to any personal liability in respect of any liability of the Company by virtue only of its holding of the Notes; and except as set forth in the Notes and the Indenture, there are no limitations on the rights of the Purchasers to hold or transfer their securities.

(ww)       Taxes. All amounts payable by the Company in respect of the Notes shall be made free and clear of and without deduction for or on account of any taxes imposed, assessed or levied by the Cayman Islands or any authority thereof or therein (except such income taxes as may otherwise be imposed by the Cayman Islands on payments hereunder if the Purchasers’ net income is subject to tax by the Cayman Islands or withholding, if any, with respect to any such income tax) nor are any taxes imposed in the Cayman Islands on, or by virtue of the execution or delivery of, such documents (other than stamp duty payable if such original documents are brought to, executed in or produced before a court in the Cayman Islands).

(xx)          Tax Returns. The Company has paid or has caused to be paid all taxes (including any assessments, fines or penalties) required to be paid through the date hereof and all returns, reports or filings which ought to have been made by or in respect of the Group Companies for taxation purposes as required by the law of the jurisdictions where the Group Companies are incorporated or engage in business have been made and all such returns are correct and on a proper basis in all material respects and are not the subject of any dispute with the relevant revenue or other appropriate authorities except as may be being contested in good faith and by appropriate proceedings; the provisions included in the audited consolidated financial statements as set out in the Relevant Public Filings included appropriate provisions required under US GAAP for all taxation in respect of accounting periods ended on or before the accounting reference date to which such audited accounts relate for which the Company was then or might reasonably be expected thereafter to become or have become liable; and none of the Group Companies has received notice of any tax deficiency with respect to any of the Group Companies.

(yy)         Statistical and Market-Related Data. Without prejudice to the generality of anything contained herein, all the operating information and data included in the Relevant Public Filings were true and accurate in all material respects as of the applicable time and will be true and accurate in all material respects on the Closing Date; any statistical, industry-related and market-related data included in the Relevant Public Filings are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained written consent for the use of such data from such sources to the extent required.

(zz)          Enforcement of Judgments. Under the laws of the Cayman Islands, the courts of the Cayman Islands will recognize and give effect to the choice of law provisions set forth in Section 4.2 hereof and would recognize and enforce a final and conclusive judgment in personam obtained in any U.S. court against the Company to enforce this Agreement under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) without any re-examination of the merits of the underlying dispute, provided that (i) such court had proper jurisdiction over the parties subject to such judgment; (ii) such court did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) such judgment imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands. Except as described in the Relevant Public Filings, under the laws of the PRC, the choice of law provisions set forth in Section 15 hereof will be recognized by the courts of the PRC and any final and conclusive judgment obtained in any Specified Court (as defined below) arising out of or in relation to the obligations of the Company under this Agreement would be recognized in PRC courts if and only if all procedural and substantive requirements under Article 282 of the PRC Civil Procedure Law and other relevant rules and regulations thereunder as applicable to the said judgment are determined by such court to have been satisfied.

(aaa)        Foreign Corrupt Practices Act. Each of the Group Companies and, to their knowledge, their affiliates and each of their respective officers, directors, supervisors, managers, agents and employees has not violated, its participation in the offering (and the direct or indirect use of funds raised pursuant to the offering) will not violate, and it has instituted and maintains policies and procedures designed to (i) ensure continued compliance with applicable anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 or any other law, rule or regulation of similar purpose and scope or (ii) prohibit (A) the use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) the making of any direct or indirect unlawful payment to any government official or employee from corporate funds or (C) the making of any bribe, rebate, payoff, influence payment, kickback or other unlawful payment (collectively, the “Anti-Bribery Laws”).

(bbb)       Anti-money Laundering. Each of the Group Companies, and, to their knowledge, their affiliates and each of their respective officers, directors, supervisors, managers, agents, and employees, has not violated, its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with the applicable financial record keeping and reporting requirements and anti-money laundering laws, regulations or government guidance regarding financial record keeping and reporting requirements, anti-money laundering, and international anti-money laundering principals or procedures of the jurisdictions where each of the Group Companies is incorporated or domiciled or operates and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company and its subsidiaries having made all reasonable enquiries, threatened or contemplated.

(ccc)        OFAC. None of the Group Companies, any of their subsidiaries, nor, to the knowledge of any of the Group Companies, any director, officer, agent, employee, affiliate or person acting on behalf of any of the Group Companies (i) has been or is, or is controlled or owned by an individual or entity that has been or is, subject to (A) any trade, economic or military sanctions administered by or issued against any nation, individual or entity by the United Nations, the Office of Foreign Assets Control of the United States Treasury Department (including but not limited to the designation as a “specially designated national or blocked person” thereunder), the United Nations Security Council, the European Union, the State Secretariat for Economic Affairs of Switzerland or the Swiss Directorate of International Law, Her Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or any governmental or regulatory authority of the jurisdictions where each of the Group Companies is incorporated or operates or any other relevant sanctions authority, or any orders or licenses publicly issued under the authority of any of the foregoing, or (B) any sanctions or requirements imposed by, or based upon the obligations or authorizations set forth in, the United States Trading With the Enemy Act, the United States International Emergency Economic Powers Act, the United States United Nations Participation Act, the United States Syria Accountability and Lebanese Sovereignty Act, or the United States Iran Sanctions Act of 2006, all as amended, or any foreign assets control regulations of the United States Treasury Department (including but not limited to 31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (collectively, “Sanctions”), (ii) has been or is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, Libya, North Korea, Sudan, Syria and the region of the Crimea) or (iii) has violated, will through its participation in the offering (or the direct or indirect use of funds raised pursuant to the offering) violate or failed to institute and maintain policies and procedures designed to ensure continued compliance with Sanctions. There have been no (and the direct or indirect use of funds raised pursuant to the offering will not involve or give rise to) transactions or connections between any Group Company, on the one hand, and any country, government, person, or entity in or domiciled or incorporated in countries or regions subject to Sanctions, or that is itself subject to sanctions or named on any sanctions list administered by one of the aforementioned bodies, or owned or controlled by persons, entities or other parties referred to in the foregoing of this sentence, or who perform contracts in support of projects in or for the benefit of those countries, on the other hand.

(ddd)       PRC Overseas Investment and Listing Regulations. Except as described in the Relevant Public Filings, each of the Company and the Subsidiaries is not required to make any registration as registrants under the Circular on the Administration of Foreign Exchange Issues related to Overseas Investment, Financing and Roundtrip Investment by Domestic Residents through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange on July 4, 2014. Each of the Company and the Subsidiaries that is incorporated outside of the PRC has made, or is in the process of making, all reasonable steps to comply with, and to ensure compliance by each of its shareholders and option holders that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the State Administration of Foreign Exchange (the “SAFE Regulations”), including, without limitation, requesting each shareholder and option holder that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable SAFE Regulations.

(eee)        Environmental Laws. Except as disclosed in the Relevant Public Filings, the Group Companies and their respective properties, assets and operations are in compliance in all material respects with and hold all permits, authorizations and approvals required under Environmental Laws (as defined below); there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to any of the Group Companies under, or to interfere with or prevent compliance by any of the Group Companies with, Environmental Laws; none of the Group Companies (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below), except where (i), (ii), (iii) and (iv) would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, “Environmental Law” means any national, provincial, municipal or other local or foreign law, statute, ordinance, rule, regulation, order, notice, directive, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety, community welfare and/or land or property rights, or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.

(fff)          Review of Environmental Laws. In the ordinary course of their business, each of the Group Companies conducts periodic reviews of the effect of the Environmental Laws on their respective businesses, operations and properties, in the course of which they identify and evaluate associated costs and liabilities (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with the Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

(ggg)       No Merger. None of the Group Companies has entered into any memorandum of understanding, letter of intent, definitive agreement or any similar agreements with respect to a merger or consolidation or a material acquisition or disposition of assets, technologies, business units or businesses.

(hhh)       No Related-Party Transactions. There are no business relationships or related-party transactions involving the Group Companies or any other person required to be described in the Relevant Public Filings which have not been described as required.

Annex I

List of Significant Subsidiaries

Subsidiaries	Date of Incorporation/ Acquisition	Place of Incorporation	Percentage of ownership
JinkoSolar Technology Limited	November 10, 2006	Hong Kong	100%
Jinko Solar Co., Ltd.	December 13, 2006	PRC	100%
Zhejiang Jinko Solar Co., Ltd.	June 30, 2009	PRC	100%
Jinko Solar Import and Export Co., Ltd.	December 24, 2009	PRC	100%
JinkoSolar GmbH	April 1, 2010	Germany	100%
Zhejiang Jinko Trading Co., Ltd.	June 13, 2010	PRC	100%
Xinjiang Jinko Solar Co., Ltd.	May 30, 2016	PRC	100%
Yuhuan Jinko Solar Co., Ltd.	July 29, 2016	PRC	100%
JinkoSolar (U.S.) Inc.	August 19, 2010	USA	100%
Jiangxi Photovoltaic Materials Co., Ltd	December 10, 2010	PRC	100%
JinkoSolar (Switzerland) AG	May 3, 2011	Switzerland	100%
JinkoSolar (US) Holdings Inc.	June 7, 2011	USA	100%
JinkoSolar Italy S.R.L.	July 8, 2011	Italy	100%
JinkoSolar SAS	September 12, 2011	France	100%
Jinko Solar Canada Co., Ltd	November 18, 2011	Canada	100%
Jinko Solar Australia Holdings Co. Pty Ltd	December 7, 2011	Australia	100%
Jinko Solar Japan K.K.	May 21, 2012	Japan	100%
JinkoSolar Power Engineering Group Limited	November 12, 2013	Cayman	100%
JinkoSolar WWG Investment Co., Ltd.	April 8, 2014	Cayman	100%
JinkoSolar Comércio do Brazil Ltda	January 14, 2014	Brazil	100%
Projinko Solar Portugal Unipessoal LDA.	February 20, 2014	Portugal	100%
JinkoSolar Mexico S.DE R.L. DE C.V.	February 25, 2014	Mexico	100%
Shanghai Jinko Financial Information Service Co., Ltd	November 7, 2014	PRC	100%
Jinko Solar Technology SDN.BHD.	January 21, 2015	Malaysia	100%
Jinko Huineng Technology Services Co., Ltd	July 14, 2015	PRC	100%
Jinko Huineng (Zhejiang) Solar Technology Services Co., Ltd	July 29, 2015	PRC	100%
JinkoSolar Enerji Teknolojileri Anonlm Sirketi	April 13, 2017	Turkey	100%
Jinko Solar Sweihan (HK) Limited	October 4, 2016	Hong Kong	100%
Jinko Solar (Shanghai) Management Co., Ltd	July 25, 2012	PRC	100%
JinkoSolar Trading Private Limited	February 6, 2017	India	100%
JinkoSolar LATAM Holding Limited	August 22, 2017	Hong Kong	100%
JinkoSolar Middle East DMCC	November 6, 2016	Emirates	100%
Jinko Power International (Hongkong) Limited	July 10, 2015	Hong Kong	100%
JinkoSolar International Development Limited	August 28, 2015	Hong Kong	100%
Jinkosolar Household PV System Ltd.	January 12, 2015	BVI	100%
Canton Best Limited	September 16, 2013	BVI	100%
Wide Wealth Group Holding Limited	June 11, 2012	Hong Kong	100%
JinkoSolar (U.S.) Industries Inc.	November 16, 2017	USA	100%
Poyang Ruixin Information Technology Co., Ltd.	December 19, 2017	PRC	100%
JinkoSolar Technology (Haining) Co., Ltd	December 15, 2017	PRC	100%
Poyang Luohong Power Co., Ltd	August 7, 2018	PRC	51%

EXHIBIT A

DESCRIPTION OF THE NOTES